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                                                                 Exhibit 10.11

                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (this "Agreement"), dated as of February 2, 1998, is made by and between ECONOPHONE, INC., a Delaware corporation, having its principal office at 45 Broadway, New York, New York 10006 ("Econophone") and Mr. Kevin Alward ("Executive").


         WHEREAS, Econophone desires to employ Executive and Executive desires to provide services to Econophone;


         NOW, THEREFORE, in consideration of the premises and of the other mutual covenants and conditions contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Econophone and Executive agree as follows:


         SECTION 1. EMPLOYMENT AND TERM. (a) Econophone hereby employs Executive commencing as of the date hereof (the "Commencement Date"). The initial term of Executive's employment shall be three years, subject to earlier termination as specified herein (the "Employment Term"). Any renewal or extension of the Employment Term and this Agreement shall be subject to the mutual agreement of Executive and Econophone.


         (b) Executive shall be employed as President - North America of Econophone, with powers and duties consistent with such position, for the duration of the Employment Term. During the term of Executive's employment by Econophone, Executive shall report to the President and Chief Operating Officer of Econophone or to such other person as the Board of Directors of Econophone shall direct.


         (c) Executive shall be employed at the headquarters of Econophone in the New York regional area.


         SECTION 2. FULL-TIME EMPLOYMENT. (a) During Executive's employment by Econophone, Executive shall devote Executive's entire business time, energy and skill to the performance of Executive's duties hereunder and to the business of Econophone. Executive shall faithfully and diligently perform such duties, shall adhere to the instructions of the Chief Executive Officer, Chief Operating Officer and Board of Directors of Econophone and shall use his best efforts to promote the interests of Econophone consistent with the foregoing. Executive shall adhere to all corporate policies of Econophone and, to the extent applicable to Executive's duties hereunder, Econophone's subsidiaries and affiliates. Executive shall not, directly or indirectly, alone or as a member of any partnership, or as an officer, director or executive of any other corporation, partnership or other organization, be actively engaged in or concerned with any other




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duties or pursuits which interfere with the performance
of his duties hereunder, or which may be inimical to or contrary to the best interests of Econophone.


         (b) Executive represents and warrants that he is free to be employed by Econophone upon the terms contained in this Agreement and that he is not a party to any employment contract or restrictive covenant or other arrangement which could reasonably be expected to prevent, interfere with or hinder, or be deemed to be breached by, full performance of his duties hereunder.


         SECTION 3. COMPENSATION. (a) BASE SALARY. For all services rendered by Executive in any capacity during Executive's employment under this Agreement, including, without limitation, service as an executive, officer, or member of any committee of Econophone or any of its subsidiaries or affiliates, Econophone agrees to pay or cause to be paid to Executive a base salary at the rate of $216,000 per annum, payable in equal installments in accordance with the prevailing salary payment practices of Econophone in effect from to time (the "Base Salary"). Executive's Base Salary shall be subject to review and increase on an annual basis based upon changes in Executive's title, job description or responsibilities. In the event that sickness or accident disability payments under Econophone's insurance programs shall become payable to Executive in respect of any period of Executive's employment hereunder the salary installment payable to Executive hereunder in respect of his Base Salary on the next succeeding salary installment payment date shall be an amount computed by subtracting (i) the amount of such disability payments which shall have become payable during the period between such date, from (ii) the salary installment otherwise payable to Executive hereunder in respect of his Base Salary on such date.


         (b) BONUS. Executive shall be entitled to receive an annual bonus payment from Econophone of between 25% and 75% of Executive's Base Salary to be awarded at the discretion of the Board of Directors of Econophone based upon Executive's contributions to Econophone with respect to the areas of responsibility outlined on Exhibit A. Such annual bonus shall be payable no later than 45 days after the end of each year during the Employment Term. Any additional bonus payable to the Executive shall be at the sole discretion of the Board of Directors of Econophone and shall be made to the extent, at such time and in such amount as determined by the Board of Directors of Econophone in its sole discretion.


         (c) INCENTIVE COMPENSATION. In addition to the other compensation hereunder, the Company has granted to Executive as of the Commencement Date and in accordance with Econophone's 1996 Flexible Incentive Plan (the "Plan") 500,000 options to acquire common stock of Econophone. The terms of the vesting and exercise of such options shall be governed by the Incentive Stock Option Agreement attached as Exhibit B hereto and the terms of the Plan.


         (d) BENEFITS. Executive shall be entitled to participate in medical, dental, life insurance, 401(k) savings and other benefits (collectively, the "Benefits") in accordance with the prevailing


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policies of Econophone for executive employees. In addition, Executive shall be entitled to a reimbursement for automobile expenses of up to $750.00 per month.


         SECTION 4. VACATION. Executive shall be entitled to an annual vacation of three weeks (without deduction in salary or other compensation or Benefits). Such vacation shall be taken at such time or times as may be convenient to the operations of Econophone and shall be consistent with the prevailing vacation policies of Econophone.


         SECTION 5. REIMBURSEMENT FOR EXPENSES. Executive is authorized to incur reasonable and necessary traveling expenses and other reasonable and necessary traveling expenses and other reasonable and necessary disbursements for or on behalf of Econophone in the performance of Executive's duties during Executive's employment under this Agreement in accordance with Econphone's prevailing expense incurrence policies. Econophone will reimburse Executive for all such expenses in accordance with its prevailing expense reimbursement policies upon presentation of a properly itemized account of such expenditures and the business reasons for such expenditures.


         SECTION 6. TERMINATION OF EMPLOYMENT BY ECONOPHONE. (a) TERMINATION. Executive shall be subject to dismissal from his position as an executive of Econophone at any time and with or without Cause. The effect of any termination of the employment of Executive with Cause is set forth in Section 8(a) hereof. The effect of any termination of the employment of Executive without Cause is set forth in Section 8(d) hereof.


         (b) DEFINITION OF CAUSE. The term "Cause" shall be defined to include:
(i) any wilful breach by Executive of the performance of any of his duties pursuant to this Agreement; (ii) any wilful breach by Executive of any other obligation under this Agreement; (iii) any attempt by Executive to secure any personal profit in connection with the business of Econophone, other than as expressly provided for in this Agreement; (iv) failure by Executive to devote sufficient business time to the affairs of Econophone; (v) material breach by Executive of any of the representations or warranties contained in this Agreement; (vi) activities of Executive inimical to the best interests of Econophone; PROVIDED, HOWEVER, that such activities shall not include mistakes in business judgment made in good faith; (vii) conviction of, or a plea of NOLO CONTENDERE to, a felony or any act of fraud, whether or not related to the affairs of Econophone; (viii) subject to Sections 6(c) and 6(d) below, death or disability of Executive; and (ix) any other insubordination, dishonesty, moral turpitude or other misconduct that, in the absence of any agreement in writing between the parties hereto, would entitle Econophone to terminate Executive's employment in accordance with its prevailing employment policies; PROVIDED FURTHER, HOWEVER, that in the case of actions constituting Cause pursuant to clauses (i), (ii), (iv), (v) or (vi) above that are susceptible to cure, Econophone shall provide Executive with no less than 30 days notice of such deficiencies prior to any termination as a result thereof and, during such prior notice period, shall afford Executive the opportunity to remedy such deficiency to Econophone's reasonable satisfaction.


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         (c) TERMINATION BY REASON OF INCAPACITY. In the event that Executive suffers a disability which prevents him from substantially performing his duties under this Agreement for a period of at least sixty (60) calendar days within a 365-calender day period (whether consecutive or non-consecutive) (a "Disability"), Econophone shall have the right to dismiss Executive for Cause upon ten (10) calendar days written notice. In the event of any dispute between Econophone and Executive as to whether Executive has suffered a Disability, the determination of whether Executive has suffered a Disability shall be made by an independent physician selected by Econophone, and the decision of such physician shall be binding upon Econophone and Executive.


         (d) TERMINATION BY DEATH. In the event Executive dies during the Employment Term, this Agreement shall terminate automatically, such termination to be effective on the date of Executive's death as if Executive had been terminated for Cause as of such date.


         SECTION 7. TERMINATION OF EMPLOYMENT BY EXECUTIVE. The employment of Executive under this Agreement shall be deemed to have been terminated by Executive for "Good Reason" if Executive voluntarily terminates employment following the occurrence of a material breach by Econophone of any of its obligations under this Agreement; PROVIDED, HOWEVER, that Executive shall provide written notice of such material breach within thirty (30) days after Executive's discovery of such material breach and Econophone shall have the opportunity to cure such default within thirty (30) days after receipt of such written notice. If Econophone does not cure the default within such time, then Executive's employment shall be deemed to have been terminated for Good Reason by Executive, thirty (30) days after receipt of such written notice by Econophone, or such shorter period as Econophone may elect. No resignation or other voluntary termination by Executive other than pursuant to this Section 7 shall be deemed under any circumstances to be a termination with Good Reason, a "constructive termination" or otherwise not in breach of Executive's obligations under this Agreement.


         SECTION 8. EFFECT OF TERMINATION. (a) FOR CAUSE; WITHOUT GOOD REASON. In the event of termination of this Agreement (x) by Econophone for Cause (except by reason of death or Disability) or (y) by Executive without Good Reason, Econophone shall pay to Executive any Base Salary accrued but not paid to Executive prior to the date of such termination and Executive shall be entitled to any Benefits which may then be due under any of the benefit or other plans in which Executive is a participant. Executive shall forfeit any right to any bonus not previously paid to Executive by Econophone and shall not be entitled to any further compensation or benefits hereunder (including, without limitation, the Benefits). In addition, Executive shall forfeit all unvested options held by Executive in accordance with the terms of Executive's Incentive Stock Option Agreement.


         (b) BY REASON OF EXECUTIVE'S DEATH. In the event of the termination of this Agreement by reason of the death of the Executive, Econophone (i) shall pay Executive's legal representatives (A) any unpaid salary installment in respect to Executive's Base Salary to the last day of the month in which Executive's death occurs, and (B) any bonus previously awarded but not yet paid to the



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Executive and (ii) shall continue to provide (subject to any applicable eligibility criteria) any medical and dental benefits comprising part of the Benefits (or comparable benefits) to the spouse and any dependents of Executive at the time of Executive's death, for a period of twelve (12) months from the last day of the month in which Executive's death occurs. In addition, Executive shall forfeit all unvested options held by Executive at the time of his death in accordance with the terms of Executive's Incentive Stock Option Agreement; provided that if Executive's death occurs in the first twelve (12) months of Executive's employment by Econophone, then 100,000 of the options granted to Executive in accordance with the terms of Executive's Incentive Stock Option Agreement shall become immediately vested and exercisable.


         (c) BY REASON OF THE INCAPACITY OF THE EXECUTIVE. In the event of the termination of this Agreement by reason of the Disability of the Executive, Econphone (i) shall pay the Executive (A) Executive's Base Salary to the last day of the month in which such termination occurs and (B) any bonus previously awarded but not yet paid to the Executive and (ii) shall continue to provide (subject to any applicable eligibility criteria) any medical benefits comprising part of the Benefits (or comparable benefits) to Executive, Executive's spouse and any dependants of Executive who enjoyed such medical benefits at the time of Executive's Disability, for a period of twelve (12) months from the last day of the month in which such termination occurs. In addition, Executive shall forfeit all unvested options held by Executive at the time of his termination in accordance with the terms of Executive's Incentive Stock Option Agreement; provided that if Executive's termination by reasons of Disability occurs in the first twelve (12) months of Executive's employment by Econophone, then 100,000 of the options granted to Executive in accordance with the terms of Executive's Incentive Stock Option Agreement shall become immediately vested and exercisable.


         (d) WITHOUT CAUSE; FOR GOOD REASON. In the event of termination of this Agreement (x) by Econophone without Cause or (y) by Executive for Good Reason, Econophone (i) shall pay the Executive (A) Executive's Base Salary through the date of termination, in accordance with its prevailing salary payment practices (as determined by Econophone in its sole discretion), (B) within 30 days of such termination, a severance payment in the amount equal to six (6) month's Base Salary at the time of termination (provided if such termination occurs after Executive shall have been employed by Econophone for more than one year then such severence payment shall increase to one year's base salary at the time of termination) and (C) any bonus previously awarded to but not yet paid to Executive and (ii) shall continue to provide Executive with Benefits (or comparable benefits), including (subject to applicable eligibility criteria) medical benefits comprising a portion of the Benefits (or comparable benefits) in respect of Executive's spouse and any dependents of the Executive as of the date of such termination, until six (6) months following such termination (provided if such termination occurs after Executive shall have been employed by Econophone for more than one year then such benefits shall be continued for one year from the date of termination) . In addition, in the event that any such termination by Econophone without Cause or by Executive for Good Reason occurs in the first twelve (12) months of Executive's employment by Econophone, 100,000 of the options granted to Executive in accordance with the terms of Executive's Incentive Stock Option Agreement shall become immediately vested and exercisable.

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         (e) SOLE REMEDY. Executive shall not be entitled to any form of severance benefits, including, without limitation, benefits otherwise payable under any of Econophone's regular severance policies, other than those set forth herein. In consideration of the compensation and benefits available hereunder, Executive, except as otherwise expressly provided in this Agreement, unconditionally releases Econophone and its present and future Affiliates, directors, officers, employees and agents, or any of them, from any and all claims, liabilities and obligations of any nature pertaining to termination of Executive's employment hereunder. Executive and Econophone further agree that upon any termination of Executive's employment in accordance with the terms hereof, each of Executive and Econophone shall act in good faith in connection with any such termination and neither Executive nor Econophone shall disparage or otherwise defame the business reputation of the other party hereto.


        SECTION 9. NON-COMPETITION AND PERMITTED BUSINESS ACTIVITIES. NON-COMPETE DURING EMPLOYMENT TERM. (a) Executive agrees that during the Employment Term of this Agreement, except with the written consent of Econophone, such Executive shall not (i) accept any form of employment with remuneration from any business related to the provision of telecommunications services (a "Competing Business") or (ii) hold any beneficial ownership interest, directly or indirectly, in any Competing Business; provided however, that none of the foregoing shall prohibit Executive from owning, for the purpose of passive investment, less than 5% of any class of securities of another publicly-held corporation.


        (b) Executive agrees that during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of employment for any reason, Executive shall not, except in the course of his duties hereunder, directly or indirectly induce or attempt to induce or otherwise counsel, advise, solicit or encourage any person to leave the employ of Econophone to accept employment with any person or entity other than Econophone.


         (c) Executive agrees that during the term of this Agreement, and for a period of twelve (12) consecutive months after termination of such employment for any reason, Executive shall not directly or indirectly solicit, induce or attempt to solicit, induce or otherwise counsel, advise, or encourage any customer, agent, dealer, distributor or consultant of Econophone to become a customer, agent, dealer, distributor or consultant, directly or indirectly, of another person or entity other than Econophone.


         SECTION 10. OWNERSHIP OF WORK PRODUCT. (a) Executive acknowledges that during the Employment Term, he may conceive of, discover, invent or create inventions, improvements, new contributions, literary property, material, ideas and discoveries, whether patentable or copyrightable or not (collectively, "Work Product"), and that various business opportunities may be presented to him by reason of his employment by Econophone. Executive acknowledges that, unless Econophone otherwise agrees in writing, all such Work Product and business opportunities shall be owned by and belong exclusively to Econophone and that he shall have no personal interest therein.

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        (b) Executive shall further, unless Econophone otherwise agrees in writing, (i) promptly disclose any such Work Product and business opportunities to Econophone, (ii) assign to Econophone, upon request and without additional compensation, the entire rights to such Work Product and business opportunities,
(iii) execute all documents necessary to carry out the foregoing and (iv) give testimony in support of his inventorship or creation in any appropriate case upon request of the senior management of Econophone. Executive agrees that he will not assert any rights to any Work Product or business opportunity as having been made or acquired by him prior to the date of this Agreement except for Work Product or business opportunities, if any, disclosed to and acknowledged by Econophone in writing prior to the date hereof.


        (c) The provisions of this Section 10 shall survive for a period of three (3) years following expiration, cancellation or other termination of this Agreement.


         SECTION 11. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Executive shall hold in a fiduciary capacity for the benefit of Econophone all Confidential Information (as defined below) and shall not, during the term of Executive's employment hereunder or after the termination of such employment, communicate or divulge any Confidential Information to, or use any Confidential Information for the benefit of, any person (including Executive) other than Econophone, affiliates of Econophone or persons designated in writing by Econophone. "Confidential Information" shall mean customer lists, costs and specifications of Econophone's products and services, know-how, trade secrets, financial data, operational methods, marketing and sales information, marketing plans and strategies, business plans, personnel information, research projects, development plans or projects and all other information of a proprietary nature. Upon termination of Executive's employment with Econophone for any reason whatsoever, Executive shall promptly return to Econophone any documents or other written, recorded or graphic matter containing, relating or referring to any Confidential Information (and all copies and extracts thereof and any notes relating thereto) in Executive's possession or control and deliver to Econophone a written confirmation that all such Confidential Material has been so returned.


        (b) The provisions of this Section 11 shall survive for a period of three (3) years following expiration, cancellation or other termination of this Agreement.


         SECTION 12. LIABILITY FOR ACTIONS OR INACTIONS; INDEMNIFICATION. Executive shall not be liable, in damages or otherwise, to Econophone for any act or failure to act on behalf of Econophone, performed within the scope of his authority conferred by the terms of his employment under this Agreement, unless such act or omission constituted Cause or fraudulent or willful misconduct, was performed or omitted in bad faith or constituted gross negligence.


         (b) Econophone shall indemnify and hold harmless Executive from and against any and all claims, losses, damages and expenses incurred by reason of any acts, omission or alleged acts or omissions undertaken or omitted (a) in the good faith belief that such act or omission was in furtherance of the business of Econophone; (b) not in contravention of this Agreement; and (c) not in contravention of the standard set forth in Section 12(a) hereof, incurred as a result of any actual or threatened civil, criminal, administrative or investigative action, proceeding or claim; PROVIDED, HOWEVER, that if Executive ultimately is found by any court of competent jurisdiction or by any arbitrator to have acted or omitted to act in a manner which is in contravention of the standard set forth in any of the foregoing clauses (a), (b) or (c), Executive shall repay all amounts paid or reimbursed by Econophone. Econophone shall not be required to indemnify Executive for any amount paid or payable by Executive in the settlement of any action, proceeding or investigation agreed to without the written consent of Econophone (which consent shall not unreasonably be withheld or delayed). Promptly after receipt by Executive of notice of his involvement in any action, proceeding or investigation, Executive shall, if a claim in respect thereof for indemnification is to be made by Executive against Econophone under this Section, notify Econophone in writing of such involvement. No failure by Executive to so notify Econophone shall relieve Econophone from the obligation to indemnify Executive unless and to the extent that Econophone shall have been actually prejudiced by such failure. To the extent it wishes, Econophone shall be entitled to assume the defense of any action that is the subject of this Section; PROVIDED, HOWEVER, that Executive may retain his own counsel (i) at his own expense in order to participate in such defense, and (ii) at the expense of Econophone if representation of both Executive and Econophone would, in the reasonable judgment of Executive, be inappropriate due to actual or potential differing interests between them.


         (c) The provisions of this Section 12 shall survive the expiration, cancellation or other termination of this Agreement until any liability under all applicable statutes of limitations is barred.


         (d) The provisions of this Section 12 are in addition to any indmnifications rights that Executive may have pursuant to Econophone's Certificate of Incorporation, By-laws and/or policies applicable to executive employees.


         SECTION 13. ENTIRE AGREEMENT. This entire Agreement, together with the Incentive Stock Option Agreement that is an Exhibit hereto, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, both written and oral, of the parties with respect to the subject matter hereof.


         SECTION 14. GOVERNING LAW; JURISDICTION; SERVICE OF PROCESS. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its rules of conflicts of laws to the extent that the application of the laws of another jurisdiction would be required thereby).


         (b) With respect to any suit, action, or proceedings relating to this Agreement ("Proceedings"), the parties irrevocably:

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                  (i) submit to the non-exclusive jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City; and


                  (ii) waive any objection that they may have at any time to the laying of venue of any Proceedings brought in any such court; waive any claim that such Proceedings have been brought in an inconvenient forum; and further waive the right to object, with respect to such Proceedings, that such court does not have jurisdiction over such party.


         (c) The parties irrevocably consent to service of process given in the manner provided for notices in Section. Nothing in this Agreement shall affect the right of either party to serve process in any other manner permitted by law.


         SECTION 15. SPECIFIC ENFORCEMENT. If Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10, or 11 hereof, Econophone shall have the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Econophone and that money damages will not provide an adequate remedy to Econophone. Nothing in this Section 14 shall be construed to limit the right of Econophone to collect money damages in the event of a breach of any of the provisions of this Agreement, including, without limitation, Sections 9, 10 and 11 hereof.


         SECTION 16. THIRD PARTY BENEFICIARIES. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including, without limitation, any creditor of Econophone or of Executive. No such third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability, or obligation (or otherwise) against Econophone.


         SECTION 17. WAIVER OF JURY TRIAL. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation arising out of or relating to this Agreement and Executive's employment by Econophone. Each party (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver; and (b) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth in this Section.


         SECTION 18. EXPENSES. Each party hereto shall assume and pay its own expenses incident to the negotiation and execution of this Agreement, the preparation for carrying it into effect and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, each party shall pay all legal fees and other fees to consultants and advisors incurred by it relating to this Agreement and such transactions and shall indemnify and hold the other party harmless from and against any claims for such expenses and fees.


         SECTION 19. WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by each party, or, in the case of a waiver, by the party waiving compliance. Except where a specific period for action or inaction is provided herein, no delay on the part of a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. Neither any waiver on the part of a party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.


         SECTION 20. NOTICES. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent, postage prepaid, by registered, certified or express mail or reputable overnight courier service and shall be deemed given when so delivered by hand, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

         if to Econophone:

         Econophone, Inc.
         45 Broadway, 30th Floor
         New York, NY 10016
         Attention: General Counsel

         if to Executive:

         Mr. Kevin Alward
         182 Powell Road
         Allendale, NJ 07401

         with a copy to:

         John Kandravy, Esq.
         Shanley & Fisher, P.C.
         131 Madison Avenue
         Morristown, NJ 07962

         SECTION 21. CALCULATIONS. All calculations of Dollar amounts hereunder shall be rounded to the nearest whole cent. Equidistant amounts shall be rounded upwards.

         SECTION 22. SEVERABILITY. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby; PROVIDED, HOWEVER, that the parties shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid. To the extent that it may effectively do so under applicable law, each party hereto hereby waives any provision of law, which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

         SECTION 23. SUCCESSORS AND ASSIGNS. Except as otherwise specifically provided in this Agreement, this Agreement shall be binding upon and inure to the benefit of the parties, and their legal representatives, and permitted successors and assigns.

         SECTION 24. CAPTIONS. All headings, paragraph titles and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.


         SECTION 25. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be on original and all of which, when taken together, shall together constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     ECONOPHONE, INC.,



                                     By:
                                         ---------------------------
                                         Name:
                                         Title:


                                     MR. KEVIN ALWARD



                                         ---------------------------


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                                                                       Exhibit A





                                 BONUS CRITERIA
                                 --------------

                                                                       Exhibit B





                        INCENTIVE STOCK OPTION AGREEMENT
                        --------------------------------